                                                                    Exhibit 14.1

                                    STEMCELLS

                           CODE OF ETHICS AND CONDUCT

                           APPROVED: _________________

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                                TABLE OF CONTENTS

1.     General Policy...........................................................................      1
2.     Compliance with the Law..................................................................      2
3.     Company Stock............................................................................      2
4.     Confidential Information.................................................................      4
5.     Special Ethical Obligations For Employees With Financial Reporting Responsibilities......      5
6.     Continuing Disclosure Obligations and Accuracy of Business Records.......................      6
7.     Protection and Proper Use of Company Assets..............................................      7
8.     Corporate Opportunities..................................................................      7
9.     Fair Dealing.............................................................................      7
10.    Conflicts of Interest....................................................................      7
11.    Gifts, Meals and Entertainment...........................................................      8
12.    Interacting with the Government..........................................................      9
13.    Market Competition.......................................................................     10
14.    Purchasing...............................................................................     10
15.    Political Contributions..................................................................     10
16.    Exports and Imports......................................................................     10
17.    Media/Public Relations and Governmental Inquiries........................................     11
18.    Environmental Compliance.................................................................     11
19.    Response to Investigations or Government Inquiries.......................................     11
20.    Amendments And Waivers...................................................................     12


                                    STEMCELLS

                              Corporate of Conduct

1.    GENERAL POLICY

      It has always been the policy of StemCells, Inc. and StemCells California, Inc. (collectively, "StemCells" or the "Company") to conduct business in compliance with all applicable laws, rules and regulations and with integrity. This is our obligation to our shareholders, to our community, to those government agencies that regulate StemCells, to the patients who will eventually be treated by our products and to their physicians, and to ourselves. Because of SEC rules under the Sarbanes Oxley Act and NASDAQ requirements, we have restated our policy in this formal way, but our underlying commitment to honorable and lawful conduct has not changed.

      Each StemCells employee, officer and director must comply with the policies set forth in this Code of Ethics and Conduct (the "Code"). All employees, officer and directors should review this Code or summary materials that may be issued in conjunction with the Code, and make sure that these policies guide their actions. If any employee, officer or director becomes aware of an issue of legal compliance which is not adequately addressed in this Code, the Compliance Officer should be notified. The text of StemCells' Corporate Code of Ethics and Conduct can also be found at www.stemcellsinc.com.

      StemCells takes compliance with laws, regulations, rules and the Code seriously. Any intentional violation will result in disciplinary action up to and including dismissal from employment. Disciplinary actions may also apply to an employee's supervisor who directs or approves the employee's improper actions or who is aware of those actions, but does not act appropriately to correct them or fails to exercise appropriate supervision. In addition to imposing its own discipline, StemCells may also bring violations of law or suspected violations of law to the attention of appropriate law enforcement personnel.

      This Code includes statements of StemCells' policy in a number of specific areas. We need your help to comply with these policies. To that end, the Company's General Counsel has been named as the Code of Ethics and Conduct Compliance Officer, charged with reviewing the Company's compliance policies and specific compliance situations that may arise.

      If a question arises as to whether any action complies with StemCells policies or applicable law, an employee, officer or director should present that question to that directly to the Compliance Officer (650.475.3100, extension 106 or iris.brest@stemcellsinc.com. Concerns about violations of any part of this Code may be made anonymously, by sending it to the Compliance Officer at the Company's headquarters, at 3155 Porter Drive, Palo Alto, California 94304. Simply ask your question or give any information you may have. If you are reporting a possible violation, it is important to give the information you have in as much detail as possible, and as accurately as you can, neither overstating it nor omitting any relevant facts. In raising an issue, you may remain anonymous, although you are encouraged to identify yourself. Should you choose to identify yourself, your identity will be kept confidential to the extent feasible or permissible under the law. All employees, officers and directors of StemCells have the commitment of the Company and of the Audit Committee of its Board of Directors that they will be protected from retaliation for any report of possible misconduct made in good faith. Knowingly making a false accusation or providing false information to the Company, however, is improper, a violation of this Code, and an action that subjects the actor to discipline. Failure to report known or suspected wrongdoing of which any member of StemCells has knowledge may, by itself, subject that person to disciplinary action.

      This Code generally highlights some of the more important legal principles with which employees, officers and directors are expected to be familiar. The fact that this Code does not specifically reference other applicable laws (some of which may be covered in other StemCells policies), does not diminish their importance or application. There are, of course, other StemCells policies separate from this one; these are made available to, and must be adhered to by, employees of the Company.

2.    COMPLIANCE WITH THE LAW

      StemCells seeks to comply with all applicable government laws, rules and regulations. We need the cooperation of all employees, officers and directors to do so and to bring lapses or violations to light. While some regulatory schemes may not carry criminal penalties, they control the licenses and certifications that allow the Company to conduct its business. StemCells' continued ability to operate depends upon your help.

      Some of the regulatory programs that affect the Company and with which employees may deal with in the course of their duties include, but are not limited to, the following:

      o     Labor and Wage & Hour laws.

      o     Occupational Safety and Health regulation.

      o     Antitrust laws.

      o     Building, safety, and fire codes.

      o     Regulations concerning use of animals in research.

      o     Laws and regulations of hazardous materials and radiation.

      o Laws and regulations covering biotechnology products and pharmaceuticals.

      o     Healthcare laws and regulations.

      o     Export Control System.

      o     Environmental Programs.

      The Compliance Officer can provide employees with information on these rules, and can direct questions or concerns to the proper person.

3.    COMPANY STOCK

      Because our stock is publicly traded, certain of the Company's activities of are subject to certain provisions of the federal securities laws. These laws govern the dissemination or use of information about the affairs of StemCells or its subsidiaries or affiliates, and other information which might be of interest to persons considering the purchase or sale of the stocks or bonds. Violations of the federal securities laws could subject you and the Company to stiff criminal and civil penalties. Accordingly, StemCells does not sanction and will not tolerate any conduct that risks a violation of these laws.

      A.    DISCLOSURE OF TRANSACTIONS IN STEMCELLS SECURITIES

      The Securities and Exchange Commission ("SEC") requires continuing disclosure of transactions in the Company's publicly traded securities by the Company, its directors, executive officers, major shareholders and certain other affiliated persons. We are committed to complying with obligations related this disclosure. Covered transactions are reported to the SEC and the reports are public; they may be viewed through the StemCells website, www.stemcellsinc.com, by clicking on the "Investor" tab and then selecting "SEC Filings" or SEC Filings Forms 3-5."

      B.    INSIDER TRADING

      It is illegal for any person, either personally or on behalf of others,
(i) to buy or sell securities while in possession of material nonpublic information, or (ii) to communicate (to "tip") material nonpublic information to another person who trades in the securities on the basis of the information or who in turn passes the information on to someone who trades. All directors, officers, employees and temporary insiders, such as accountants and lawyers, must comply with these "insider trading" restrictions.

      All information that an investor might consider important in deciding whether to buy, sell, or hold securities is considered "material." Information that is likely to or may affect the price of securities is almost always material. Examples of some types of material information are:

      o     financial and operating results for the month, quarter or year;

      o     financial forecasts, including proposed or approved budgets;

      o possible mergers, acquisitions, joint ventures and other purchases and sales of products, businesses, companies and investments in companies;

      o obtaining or losing important contracts, such as critical licensing agreements;

      o     major personnel changes; and

      o     major litigation developments.

      All information about StemCells or its business plans is potentially "insider" information until publicly disclosed or made available by StemCells. Thus, StemCells employees, officer or directors may not disclose it to others. This prohibition includes disclosure to relatives, friends, or business or social acquaintances. Information is considered to be nonpublic unless it has been effectively disclosed to the public (e.g., by a press release). Further, the information must not only be publicly disclosed, but there must also be adequate time for the market as a whole to digest the information.

      When an employee, officer or director knows material nonpublic information about StemCells, he or she is prohibited from three activities:

      o trading in the stocks or bonds for his or her own account or for the account of another (including any trust of which the employee, officer or director is a trustee, or any other entity that buys or sells securities, such as a mutual fund);

      o     having anyone else trade for the employee, officer or director; and

      o disclosing the information to anyone else who then trades or in turn "tips" another person who trades.

Neither the employee nor anyone acting on the employee's behalf, nor anyone who learns the information from the employee, may trade for as long as the information continues to be material and nonpublic.

      If an employee, officer or director is considering buying or selling the stocks or bonds and has a question as to whether the transaction might involve the improper use of material nonpublic information, that individual should obtain specific prior approval from the General Counsel. Consultation with the individual's own attorney is also strongly encouraged.

      On a related point, you should remember that outsiders may be listening or watching and may be able to pick up information they should not have. No discussion of StemCells' material nonpublic information should take place in public areas -- such as corridors, elevators, and restaurants -- and care should be taken in the handling and disposal of papers containing material nonpublic information. Any questions or concerns about disclosure of nonpublic information should be brought to the Acting Chief Financial Officer.

4.    CONFIDENTIAL INFORMATION

      You may be entrusted with StemCells' confidential business information. You are required to safeguard and use such information only for Company purposes. Confidential information includes all non-public information that might be of use to competitors or harmful to StemCells, if disclosed. You are expected to maintain the confidentiality of any and all such information entrusted to you by the Company or others with whom we have confidential relationships. Examples of confidential business information include, but are not limited to: the Company's trade secrets, business plans, detailed income, cost and profit figures, new product plans, research and development ideas or information, manufacturing processes, and information about potential acquisitions, divestitures and investments. The Company often enters confidentiality agreements with third parties, such as individuals, universities and companies with which we are doing or considering doing business, and information acquired from those parties is likely to be confidential; in these cases, any employee, consultant or other agent of the Company with access to that information is required to maintain the confidentiality of the other party's information. If you are not sure, you should check with your supervisor or with company counsel. Failure to observe these obligations of confidentiality may compromise our competitive advantage over competitors and may additionally result in a breach of contract or a violation of securities, antitrust or employment laws. You should not discuss confidential Company information outside the Company, even with your own family.

      Consultants retained by StemCells sign appropriate confidentiality agreements with the Company.

5. SPECIAL ETHICAL OBLIGATIONS FOR EMPLOYEES WITH FINANCIAL REPORTING RESPONSIBILITIES

      As a public company, we are also committed to carrying out all continuing disclosure obligations in a full, fair, accurate, timely and understandable manner. Depending on their position with StemCells, employees, officers or directors may be called upon to provide information to assure that the Company's public reports are complete, fair and understandable. StemCells expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company's public disclosure requirements.

      The Finance Department bears a special responsibility for promoting integrity throughout the organization. The Chief Executive Officer and Finance Department personnel have a special role both to adhere to these principles themselves and also to ensure that a culture exists throughout the company as a whole that ensures the fair and timely reporting of StemCells' financial results and condition.

      Because of this special role, the Chief Executive Officer and the members of StemCells' Finance Department are obligated to:

      o Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

      o Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that StemCells files with, or submits to, government agencies and in other public communications.

      o Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

      o Respect the confidentiality of information acquired in the course of work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of work is not to be used for personal advantage.

      o Promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community.

      o     Promote the responsible use of and control over Company assets.

      Employees, officers and directors should promptly report to the Compliance Officer and/or the Chairman of the Audit Committee any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Code, including any transaction or relationship that reasonably could be expected to give rise to such a conflict. Violations, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment.

6.    CONTINUING DISCLOSURE OBLIGATIONS AND ACCURACY OF BUSINESS RECORDS

      In order to support all our disclosure obligations, it is StemCells' policy to record and report our factual information honestly and accurately. Failure to do so is a grave offense and will subject an individual to severe discipline by the Company, as well as possible criminal and civil penalties.

      Investors count on StemCells to provide accurate information about our business and to make responsible business decisions based on reliable records. Every individual involved in creating, transmitting or entering information into StemCells' financial and operational records is responsible for doing so fully, fairly, accurately and timely, and with appropriate supporting documentation. No employee, officer or director may make any entry that intentionally hides or disguises the true nature of any transaction. For example, no individual may understate or overstate known liabilities and assets, record false revenues or revenues early, defer or accelerate the proper period for recording items that should be expensed, falsify quality or safety results, or process and submit false or inaccurate invoices.

      Compliance with established accounting procedures, StemCells' system of internal controls, and generally accepted accounting principles is necessary at all times. In order to achieve such compliance, the Company's records, books and documents must accurately reflect the transactions and provide a full account of the Company's assets, liabilities, revenues and expenses. Knowingly entering inaccurate or fraudulent information into StemCells' accounting system is unacceptable and may be illegal. Any individual who has knowledge that an entry or process is false and material is expected to consult the Compliance Officer. In addition, it is the responsibility of each employee, officer and director to cooperate with the Company's authorized auditors.

      When billing others for the Company's services, StemCells has an obligation to exercise diligence, care, and integrity. StemCells is committed to maintaining the accuracy of every invoice it processes and submits. Each employee who is involved in submitting charges, preparing claims, billing, and documenting services is expected to monitor compliance with applicable rules and maintain the highest standards of personal, professional, and institutional responsibility. By the same token, each employee who is involved with processing and documenting vendors' or contractors' claims for payment is similarly expected to maintain the highest standards of professionalism and ethics. Any false, inaccurate, or questionable practices relating to billing others or to processing claims made by others for payment should be reported immediately to a supervisor, the Controller, or the Compliance Officer.

      Every individual should also be aware that almost all business records of the Company may become subject to public disclosure in the course of litigation or governmental investigation. Records are also often obtained by outside parties or the media. Employees should therefore attempt to be as clear, concise, truthful and accurate as possible when recording any information. They must refrain from making legal conclusions or commenting on legal positions taken by the Company or others. They must also avoid exaggeration, colorful language, and derogatory characterizations of people and their motives. StemCells will not tolerate any conduct that creates an inaccurate impression of the Company's business operations.

7.    PROTECTION AND PROPER USE OF COMPANY ASSETS

      Employees, officers and directors should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes.

      A.    COMPUTERS, THE INTERNET AND E-MAIL

      Everyone who works with the Company's computer-based resources is responsible complying with StemCells' policy on Use of Technology and the Internet, which appears in the Employee Handbook. Employees should take care to understand the risks and ensure that the security features of the computer-based resources are not compromised. Information created, transmitted or accessed on Company networks is Company property, and StemCells reserves the right to monitor or restrict access to it. Individual supervisors are responsible for ensuring that Company resources are used productively or to enhance employees' skills and job performance.

      Computer software used in connection with StemCells' business must be properly licensed and used only in accordance with that license. Using unlicensed software could constitute copyright infringement. If an employee has any questions as to whether his or her use of computer software is licensed, he or she should consult with the IT Manager or the Compliance Officer.

      The same level of care should be taken when using StemCells' e-mail, internet and voice mail systems as is used in written documents. For example, confidential information about StemCells should not be disclosed on electronic bulletin boards, in chat rooms or posted on an internet website.

8.    CORPORATE OPPORTUNITIES

      Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that they discover through the use of Company property, information or position, (b) using Company property, information or position for personal gain, and (c) competing with the Company. An employee, officer or director owes a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

9.    FAIR DEALING

      Employees, officers and directors should endeavor to deal fairly with the Company's suppliers, competitors and employees, and should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

10.   CONFLICTS OF INTEREST

      StemCells employees, officers and directors should avoid all potential conflicts of interest or situations that give the appearance of such conflict of interest. A conflict of interest occurs when the private interest of a StemCells employee (or an immediate family or household member or someone with whom you have an intimate relationship) interferes, in any way -- or even appears to interfere -- with the duties performed by the employee or with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are of special concern.

      In order to avoid conflicts of interest, StemCells employees, officers or directors may not be employed by, act as a consultant to, or have an independent business relationship with any of StemCells' competitors or suppliers. Nor may employees, officers or directors invest in any customer, supplier, or competitor (other than through mutual funds or through holdings of less than one-half percent of the outstanding shares of publicly traded securities) unless they first obtain written permission from the Chief Executive Officer. Employees, officers or directors should not have other outside employment or business interests that place them in the position of (i) appearing to represent StemCells, (ii) providing goods or services substantially similar to those StemCells provides or is considering making available, or (iii) lessening their efficiency, productivity, or dedication to StemCells in performing their everyday duties. Employees, officers and directors may not have an interest in or speculate in anything of value which may be affected by StemCells' business. Employees, officers or directors may not divulge or use StemCells' confidential information -- such as financial data, computer programs, technical methods or scientific discoveries -- for their own personal or business purposes.

      Any personal or business activities by an employee, officer or director that may raise concerns about conflict, potential conflict or apparent conflict of interest must be disclosed to and approved in advance by the Compliance Officer. You should also obtain the approval of a supervising officer when accepting a board position with a not-for-profit entity, when there may be a StemCells business relationship with the entity or an expectation of financial or other support from StemCells.

11.   GIFTS, MEALS AND ENTERTAINMENT

      A.    ENTERTAINMENT AND GIFTS

      StemCells recognizes that in some instances, gifts, favors and entertainment can provide an entirely appropriate means of furthering a business relationship. These are permitted only when all of the following conditions are met:

      -     Public disclosure would not embarrass StemCells.

      -     They are of limited value ($50.00 or less).

      -     They are consistent with our business practices.

No employee, officer or director should accept or provide gifts of more than $50 in connection with their business dealings. The offer or receipt of any such gift over $50 should be reported immediately to the Compliance Officer. Normal business courtesies involving no more than ordinary amenities (such as lunch, dinner, a spectator event, or a golf game) are permitted, as are token non-cash gifts of nominal value. The guiding principle is that no gift, favor or entertainment should be accepted or provided if it will obligate, or appear to obligate, the recipient. If you are uncertain about the propriety of a gift, you should contact the Compliance Officer for guidance. StemCells employees may not offer, give, solicit, or receive any payment that could appear to be a bribe, kickback, payoff, or other irregular type of payment.

      B.    RELATIONSHIPS WITH GOVERNMENT PERSONNEL

      Separate and more stringent gift, meals, and entertainment rules apply to dealings with government officials. Federal and state anti-kickback laws prohibit StemCells and its representatives from knowingly and willfully offering, paying, requesting, or receiving any money or other benefit, directly or indirectly, in return for obtaining or rewarding favorable treatment in connection with the award of a government contract. Any employee who becomes aware of any such conduct should immediately report it to the Compliance Officer.

      The anti-kickback laws must be considered whenever something of value is given or received by StemCells or its representatives or affiliates that is in any way connected to work performed for the government. There are many transactions that may violate the anti-kickback rules. As a result, no one acting on behalf of StemCells may offer or accept gifts, loans, rebates, services, or payment of any kind to or from government suppliers and vendors without first consulting the Compliance Officer.

      C.    BUSINESS DEALINGS IN FOREIGN COUNTRIES

      Federal law prohibits U.S. companies, and those acting on their behalf, from bribing foreign officials to obtain or retain business. Foreign officials include officers and employees of a foreign government or of a foreign governmental department or agency. Indirect payments including those to agents or third parties with the knowledge that at least a portion of the payment will be given to a foreign official for an illegal purpose are prohibited. StemCells will not tolerate any conduct that violates this law.

12.   INTERACTING WITH THE GOVERNMENT

      A.    RELATIONS WITH GOVERNMENT

      StemCells values its good relations with local, state, federal and foreign governments. We are committed to being a "good corporate citizen" and are proud of the contributions we have made to help the communities where we do business.

      It is StemCells' policy is to maintain good relations with local, state and federal governments and government agencies, to deal honestly and fairly with government representatives and agents, and to comply with valid and reasonable governmental requests and processes. It is a violation of the Company's policy to provide false or misleading information to any government agent or representative, or to encourage anyone else to do so. It is a violation of the Company's policy to destroy records relevant to a fact-finding process, or to direct or encourage anyone else to do so. As noted elsewhere, violations of this policy will give rise to disciplinary action up to and including termination of employment. See Paragraph 19 for instructions on how to deal with government investigations or inquiries.

13.   MARKET COMPETITION

      StemCells is committed to complying with all state and federal antitrust laws. These laws cover matters like prohibitions on price-fixing, dividing markets or territories, and other unlawful agreements. Any questions that arise in this area should be addressed to the Compliance Officer.

14.   PURCHASING

      Purchasing decisions must be made in accordance with applicable StemCells policy. In addition, the prohibitions discussed in Section 11 of this Code, entitled "Gifts, Meals and Entertainment" apply to purchasing decisions. Purchasing decisions must in all instances be made free from any conflicts of interest that could affect the outcome. StemCells is committed to a fair and objective procurement system which results in the acquisition of quality goods and services at a fair price.

15.   POLITICAL CONTRIBUTIONS

      StemCells employees are free to participate in civic and political activities to the extent they wish to do so. The Company's direct political activities are, however, limited by law. Corporations may not make any contributions -- whether direct or indirect -- to candidates for federal office. Thus, StemCells may not contribute any money or products, or lend the use of vehicles, equipment, or facilities, to candidates for federal office. Nor may StemCells make contributions to political action committees that make contributions to candidates for federal office. Neither StemCells, nor supervisory personnel within StemCells, may require any employees to make any such contribution. Finally, StemCells cannot reimburse its employees for any money they contribute to political candidates or campaigns.

      California law also limits the extent to which corporations and individuals may contribute to political candidates. Any question about the propriety of political activity or contribution should be directed to the Compliance Officer.

16.   EXPORTS AND IMPORTS

      StemCells employees and agents should be aware that there are also many U.S. laws that govern the import of items into the United States. Among other things, these laws control what can be imported into the United States, how the articles should be marked, and the amount of duty to be paid. StemCells complies with all U.S. import laws. If an employee or agent is uncertain about whether a transaction involving the importation of items into the United States complies with these laws, he or she must contact the Compliance Officer for guidance.

      There are also many U.S. laws and regulations governing international trade and commerce which serve to limit the export of certain products to certain countries. StemCells is committed to complying with those laws. Because these rules are complicated and change periodically, at such time as the Company has products, its employees and agents seeking to export a product will first confirm the legal trade status of that country and, if uncertain about whether a foreign sale complies with U.S. export laws, contact the Compliance Officer for guidance.

17.   MEDIA/PUBLIC RELATIONS AND GOVERNMENTAL INQUIRIES

      When StemCells provides information to the news media, securities analysts and stockholders, it has an obligation to do so accurately and completely. In order to ensure that StemCells complies with its obligations, employees receiving inquiries regarding StemCells' activities, results, plans or position on public issues should refer the request to the Company's President and Chief Executive Officer, unless he has designated another person to act as corporate spokesperson. StemCells employees may not speak publicly for the company unless specifically authorized by senior management.

      In the unlikely event that a government representative seeks to interview an employee regarding StemCells' business activities or an employee's work at the Company, the employee should contact the General Counsel.

      Occasionally, someone will arrive unexpectedly or a government representative may seek to inspect the Company's facility. If this happens, an employee should immediately notify his or her Manager or Supervisor and contact the General Counsel.

18.   ENVIRONMENTAL COMPLIANCE

      In conducting its business, StemCells is committed to compliance with all applicable laws and regulations relating to the protection of the environment, and in particular those governing the incineration, treatment, storage, disposal, and discharge of waste. Failure to comply, even if unintentional, could result in significant penalties for StemCells. Accordingly, if an employee suspects noncompliance or violation of these laws and regulations, the circumstances should be reported immediately to the Health Safety Officer or the Compliance Officer.

19.   RESPONSE TO INVESTIGATIONS OR GOVERNMENT INQUIRIES

      Numerous state and federal agencies have broad legal authority to investigate StemCells and review its records. StemCells will comply with subpoenas and respond to governmental investigations as required by law. The Compliance Officer is responsible for coordinating StemCells' response to investigations and the release of any information.

      If an employee or officer receives an investigative demand, subpoena, or search warrant involving StemCells, it should be brought immediately to the General Counsel. No documents should be released or copied without authorization from the General Counsel. If an investigator, agent, or government auditor comes to StemCells' facility, contact the President and CEO or his designee immediately. In the absence of the Chief Executive Officer, contact StemCells' General Counsel. Ask the investigator to wait until the contacted individual arrives before reviewing any documents or conducting any interviews. The Compliance Officer or the General Counsel is responsible for assisting with any interviews. If StemCells employees are approached by government investigators and agents while they are away from StemCells' premises and asked to discuss Company affairs, the employee has the right to insist on being interviewed during business hours with a supervisor or counsel present. Alternatively, any employee may choose to be interviewed or not to be interviewed at all. The Company recognizes the choice of how to proceed in these circumstances is left entirely the employees. If an employee chooses to speak with government personnel, it is essential that the employee be truthful. Questions may be directed to the Compliance Officer.

      StemCells employees are not permitted to alter, remove, or destroy documents or records of StemCells except in accordance with regular document retention and destruction practices. If a government investigation should be conducted, it is essential that no documents or records be destroyed or damaged during its course.

20.   AMENDMENTS AND WAIVERS

      This Code applies to all StemCells employees, officers and directors. There shall be no substantive amendment or waiver of any part of the Code affecting the directors, senior financial officers, or executive officers, except by a vote of the Board of Directors, which will ascertain whether an amendment or waiver is appropriate and ensure that the amendment or waiver is accompanied by appropriate controls designed to protect StemCells.

      In the event that any substantive amendment is made or any waiver of the type requiring disclosure is granted, the waiver will be posted on the StemCells' website and/or filed with the SEC as appropriate, thereby allowing the StemCells shareholders to evaluate the merits of the particular waiver.

               EMPLOYEE CERTIFICATION AND AGREEMENT OF COMPLIANCE

      I certify that I have read StemCells' "Corporate Code of Ethics and Conduct" (the "Code") and fully understand the obligations set forth in those documents.

      The Code includes a statement of StemCells' policies, which are designed to ensure that the Company and its employees conduct StemCells' business in compliance with all federal and state laws governing its operations and the conduct is consistent with the highest standards of business and professional ethics.

      I understand that the Code obligates all employees to carry out their duties for StemCells in accordance with these policies and with applicable laws. I further understand that any violation of these policies or applicable laws, or any deviation from appropriate ethical standards, will subject an employee to disciplinary action. Indeed, I understand that even a failure to report such a violation or deviation may, by itself, subject an employee to disciplinary action.

      I am also aware that in the event that I have any question about whether an action complies with StemCells' policies or applicable law, I should present that question to my supervisor, the Compliance Coordinator at my facility, or, if appropriate, directly to the Company's Compliance Officer or other members of the Compliance Committee.

      With these understandings of my obligations, I agree to act in accordance with the StemCells policies set forth in the Code. Having read the Code, I am not currently aware of any matter that should be brought to the attention of Compliance personnel as a violation or suspected violation of this Code.

Signed: _________________________

Print Name: _________________________

Date: _________________________